Exhibit 99.1

L BRANDS ANNOUNCES PLAN TO SEPARATE BATH & BODY WORKS AND VICTORIA’S SECRET INTO TWO INDUSTRY-LEADING PUBLICLY TRADED COMPANIES

– COMPANY PLANS TAX-FREE SPIN-OFF OF VICTORIA’S SECRET TO L BRANDS SHAREHOLDERS –

– SEPARATION TO CREATE ENHANCED PROSPECTS FOR LONG-TERM VALUE CREATION –

– TRANSACTION EXPECTED TO BE COMPLETED IN AUGUST 2021 –

– EXPECTS TO REPORT RECORD FIRST QUARTER EARNINGS –

Columbus, Ohio (May 11, 2021) — L Brands, Inc. (NYSE: LB) today announced its Board of Directors has unanimously approved a plan to separate the company into two independent, public companies: Bath & Body Works, one of the world’s leading bath, body and home fragrance retailers, and Victoria’s Secret, including Victoria’s Secret Lingerie, PINK and Victoria’s Secret Beauty, a leading retailer of intimates and beauty products. The company expects to create these companies through a tax-free spin-off of Victoria’s Secret to L Brands’ shareholders. The spin-off will enable each company to maximize management focus and financial flexibility to thrive in an evolving retail environment and deliver profitable growth.

“In the last ten months, we have made significant progress in the turnaround of the Victoria’s Secret business, implementing merchandise and marketing initiatives to drive top line growth, as well as executing on a series of cost reduction actions, which together have dramatically increased profitability,” said Sarah Nash, Chair of the Board. “As a result of these efforts, Victoria’s Secret is now well-positioned to operate as a standalone, public company. Further, both Bath & Body Works and Victoria’s Secret are leaders in their respective markets, and, as separate businesses, each will be ideally positioned to benefit from a sharpened focus on pursuing growth strategies best suited to each company's customer base and strategic objectives. With this in mind, the Board believes that this path forward will return the highest value to shareholders and that the separation will allow each business to achieve its best opportunities for growth.”

As previously announced, the L Brands Board has been evaluating the possibility of either a spin-off or sale of Victoria’s Secret with input from its financial advisors, Goldman Sachs and JP Morgan. Throughout the review process, the company received interest from and held discussions with multiple potential buyers.

Ultimately, the Board concluded that the spin-off of Victoria’s Secret into a separate, public company would provide shareholders with more value than a sale. The benefits of separating these two businesses include distinct strategic and management focus on specific operational and growth priorities and tailored capital deployment strategies based on each company’s operating and financial model, and the ability for the investment community to value each business independently and create significant value and certainty for our customers, employees and shareholders. The proposed transaction will create two highly focused companies:

Bath & Body Works (L Brands): Leading Bath, Body and Home Fragrance Retailer

Bath & Body Works is one of the world’s leading specialty retailers. Home to America's Favorite Fragrances®, Bath & Body Works offers a breadth of exclusive fragrances for the body and home, including top-selling collections for body lotion and body cream, body wash, hand soap, hand sanitizers, fragrance diffusers, fine fragrance mist and candles. The business has a demonstrated record of consistent sales and operating income growth, as well as a proven ability to respond quickly to evolving customer tastes with a high-speed sourcing and logistics model. With high brand awareness and a loyal customer base, the business is well positioned for continued growth in North America, as well as globally.

Victoria’s Secret: Iconic Lingerie and Beauty Retailer

Victoria’s Secret is an iconic global brand of women’s intimate and other apparel, personal care and beauty products. It sells products through two brands, Victoria’s Secret and PINK. Victoria’s Secret is a category-defining global lingerie brand with a leading market position and a rich, 40-year history of serving women across the globe. PINK is a lifestyle brand for the college-oriented customer, built around a strong intimates core. It also sells beauty products under both the Victoria’s Secret and PINK brands. Together, Victoria’s Secret, PINK and Victoria’s Secret Beauty support, inspire and celebrate women through every phase of their life. The business recently implemented a profit improvement plan, and took actions to improve its product assortment, inventory mix and marketing to meet customers’ needs and evolve to more diverse and inclusive brand positioning. As a result of these efforts, Victoria’s Secret delivered a 2020 fall season (third and fourth quarters) adjusted operating income increase of more than 300 percent and is well positioned to continue to drive global growth.

Management Structure

Both businesses have strong, well-tenured leadership teams with significant industry experience, well suited to lead the two companies going forward in their distinct markets.

Andrew Meslow, Chief Executive Officer of L Brands, will continue to hold this position and lead Bath & Body Works following the spin-off.

Martin Waters, Chief Executive Officer of Victoria’s Secret, will continue to lead the new standalone Victoria’s Secret business following the separation.

Additions to the management teams and the composition of the boards of directors for both companies will be named in due course.

Transaction Details

The spin-off is expected to be effected through a pro-rata distribution to L Brands shareholders of common stock of a newly-formed entity holding certain assets and liabilities comprising the Victoria’s Secret business. The spin-off is generally expected to qualify as tax free to L Brands and its shareholders for U.S. federal income tax purposes. The transaction is currently expected to be completed in August 2021, subject to certain customary conditions, including final approval of the L Brands Board and effectiveness of a Form 10 registration statement filed with the U.S. Securities and Exchange Commission.

Preliminary First Quarter 2021 Results

L Brands expects to report first quarter earnings per share of approximately $0.97, which includes a charge related to the early extinguishment of debt of $0.28 per share. Excluding this charge, the company expects to report adjusted earnings per share of approximately $1.25 versus its previous guidance of $0.85 to $1.00. The increase reflects continuing strong sales and margin results at both Bath & Body Works and Victoria’s Secret, which benefitted from stimulus payments and the relaxation of COVID-19 restrictions, as previously reported. For the first quarter, the company expects to report total operating income of approximately $570 million, including approximately $380 million at Bath & Body Works and approximately $245 million at Victoria’s Secret. The company will report its first quarter earnings results after the close of the market on May 19.

Meslow commented “We anticipate L Brands will deliver a record first quarter earnings result, driven by continued strength and exceptional performance at Bath & Body Works and a significant improvement at Victoria’s Secret. We are confident in the growth opportunities for each business and are excited to share our vision for each business as we continue to work toward the August separation.”

The company reported net sales of $3.024 billion for the first quarter ended May 1, 2021, compared to net sales of $1.654 billion for the first quarter ended May 2, 2020. First quarter 2020 sales were negatively impacted by the closure of stores for approximately half the quarter due to the COVID-19 pandemic. First quarter 2021 sales increased 15 percent compared to sales of $2.629 billion in the first quarter of 2019.

At Bath & Body Works, net sales were $1.469 billion for the first quarter ended May 1, 2021, compared to net sales of $760.6 million for the first quarter ended May 2, 2020. First quarter 2021 sales increased 60 percent compared to the first quarter of 2019. First quarter 2021 U.S. and Canada store sales increased 47 percent to $1.050 billion compared to $714.3 million in 2019. First quarter 2021 sales in the direct channel were $349.2 million, an increase of 21 percent compared to 2020 and a 123 percent increase compared to 2019.

At Victoria’s Secret, net sales were $1.554 billion for the first quarter ended May 1, 2021, compared to net sales of $893.6 million for the first quarter ended May 2, 2020. First quarter 2021 sales decreased 7 percent compared to the first quarter of 2019 and reflect the net closure of 233 company-operated stores since the first quarter of 2019. Comparable U.S. and Canada store sales for the first quarter of 2021 decreased 3% compared to the first quarter of 2019. First quarter 2021 sales in the direct channel were $520.9 million, an increase of 69 percent compared to 2020 and a 44 percent increase compared to 2019.

Advisors

Goldman Sachs and JP Morgan are serving as financial advisors and Davis Polk & Wardwell is serving as legal counsel to L Brands. Wachtell, Lipton, Rosen & Katz is serving as legal counsel to the independent directors of the Board.

ABOUT L BRANDS:

L Brands, through Bath & Body Works, Victoria’s Secret and PINK, is an international company. The company operates 2,681 company-operated specialty stores in the United States, Canada and Greater China, in more than 700 franchised locations worldwide and through its websites worldwide.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

We caution that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this report or made by our Company or our management involve risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and any similar expressions may identify forward-looking statements. Risks associated with the following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this report or otherwise made by our company or our management:

•	the spin-off may not be consummated within the anticipated time period or at all;

•	disruption to our business in connection with the proposed spin-off and that we could lose revenue as a result of such disruption;

•	the spin-off may not be tax-free for U.S. federal income tax purposes;

•	a loss of synergies from separating the businesses that could negatively impact the balance sheet, profit margins or earnings of both businesses or that the companies resulting from the spin-off do not realize all of the expected benefits of the spin-off;

•	the combined value of the common stock of the two publicly-traded companies will not be equal to or greater than the value of our common stock had the spin-off not occurred;

•	general economic conditions, consumer confidence, consumer spending patterns and market disruptions including pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, financial crises, political crises or other major events, or the prospect of these events;

•	the novel coronavirus (COVID-19) global pandemic has had and is expected to continue to have an adverse effect on our business and results of operations;

•	the seasonality of our business;

•	divestitures or other dispositions, including a spin-off of Victoria’s Secret and related operations and contingent liabilities from businesses that we have divested;

•	difficulties arising from turnover in company leadership or other key positions;

•	our ability to attract, develop and retain qualified associates and manage labor-related costs;

•	the dependence on mall traffic and the availability of suitable store locations on appropriate terms;

•	our ability to grow through new store openings and existing store remodels and expansions;

•	our ability to successfully operate and expand internationally and related risks;

•	our independent franchise, license and wholesale partners;

•	our direct channel businesses;

•	our ability to protect our reputation and our brand images;

•	our ability to attract customers with marketing, advertising and promotional programs;

•	our ability to maintain, enforce and protect our trade names, trademarks and patents;

•	the highly competitive nature of the retail industry and the segments in which we operate;

•	consumer acceptance of our products and our ability to manage the life cycle of our brands, keep up with fashion trends, develop new merchandise and launch new product lines successfully;

•	our ability to source, distribute and sell goods and materials on a global basis, including risks related to:

•	political instability, environmental hazards or natural disasters;

•	significant health hazards or pandemics, which could result in closed factories, reduced workforces, scarcity of raw materials, and scrutiny or embargoing of goods produced in infected areas;

•	duties, taxes and other charges;

•	legal and regulatory matters;

•	volatility in currency exchange rates;

•	local business practices and political issues;

•	potential delays or disruptions in shipping and transportation and related pricing impacts;

•	disruption due to labor disputes; and

•	changing expectations regarding product safety due to new legislation;

•	our geographic concentration of vendor and distribution facilities in central Ohio;

•	fluctuations in foreign currency exchange rates;

•	the ability of our vendors to deliver products in a timely manner, meet quality standards and comply with applicable laws and regulations;

•	fluctuations in product input costs;

•	our ability to adequately protect our assets from loss and theft;

•	fluctuations in energy costs;

•	increases in the costs of mailing, paper, printing or other order fulfillment logistics;

•	claims arising from our self-insurance;

•	our and our third-party service providers' ability to implement and maintain information technology systems and to protect associated data;

•	our ability to maintain the security of customer, associate, third-party and company information;

•	stock price volatility;

•	our ability to pay dividends and related effects;

•	shareholder activism matters;

•	our ability to maintain our credit rating;

•	our ability to service or refinance our debt and maintain compliance with our restrictive covenants;

•	our ability to comply with laws, regulations and technology platform rules or other obligations related to data privacy and security;

•	our ability to comply with regulatory requirements;

•	legal and compliance matters; and

•	tax, trade and other regulatory matters.

We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this report to reflect circumstances existing after the date of this report or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

For further information, please contact:

L Brands:
Investor Relations	Media Relations
Amie Preston	Brooke Wilson
(614) 415-6704	(614) 415-6042
apreston@lb.com	communications@lb.com

L BRANDS

FIRST QUARTER 2021

Comparable Sales Increase (Decrease) (Stores and Direct):

	First Quarter 2021	First Quarter 2020

Bath & Body Works[1]	16%	41%
Victoria’s Secret[2]	25%	(15%)
L Brands[2]	21%	4%

NOTE: Stores are excluded from the comparable sales calculation when they have been closed for four consecutive days or more. Therefore, comparable sales results exclude periods of time that stores were closed for four consecutive days or more as a result of the COVID-19 pandemic.  Refer to our SEC filings for further discussion regarding our comparable sales calculation.

1 – Results include company-operated stores in the U.S. and Canada and direct sales.

2 – Results include company-operated stores in the U.S., Canada, the U.K. (pre-joint venture) and Greater China and direct sales.

Comparable Sales Increase (Decrease) (Stores Only):

	First Quarter 2021	First Quarter 2020

Bath & Body Works[1]	12%	20%
Victoria’s Secret[2]	3%	(18%)
L Brands[2]	7%	(5%)

NOTE: Stores are excluded from the comparable sales calculation when they have been closed for four consecutive days or more. Therefore, comparable sales results exclude periods of time that stores were closed for four consecutive days or more as a result of the COVID-19 pandemic.  Refer to our SEC filings for further discussion regarding our comparable sales calculation.

1 – Results include company-operated stores in the U.S. and Canada.

2 – Results include company-operated stores in the U.S., Canada, the U.K. (pre-joint venture) and Greater China.

Total Sales (Millions):

	First Quarter 2021	First Quarter 2020	% Inc/ (Dec)	First Quarter 2021	First Quarter 2019	% Inc/ (Dec)

Bath & Body Works Stores – U.S. and Canada	$1,050.5	$423.8	147.9%	$1,050.5	$714.3	47.1%
Bath & Body Works Direct	349.2	288.9	20.9%	349.2	156.4	123.3%
Bath & Body Works International[1]	69.8	47.9	45.7%	69.8	48.3	44.5%
Total Bath & Body Works	$1,469.5	$760.6	93.2%	$1,469.5	$919.0	59.9%
Victoria’s Secret Stores – U.S. and Canada	$932.9	$514.0	81.5%	$932.9	$1,148.8	(18.8%)
Victoria’s Secret Direct	520.9	307.6	69.4%	520.9	362.1	43.9%
Victoria’s Secret International[2]	100.4	72.0	39.4%	100.4	159.5	(37.1%)
Total Victoria’s Secret	$1,554.2	$893.6	73.9%	$1,554.2	$1,670.4	(7.0%)
Other	-	-	-	-	39.4	-
L Brands	$3,023.7	$1,654.2	82.8%	$3,023.7	$2,628.8	15.0%

1 – Results include royalties associated with franchised stores and wholesale sales.

2 – Results include company-operated stores in the U.K. (pre-joint venture) and Greater China, royalties associated with franchised stores and wholesale sales.

Total Company-Operated Stores:

	Stores at 1/30/21	Opened	Closed	Stores at 5/1/21

Bath & Body Works	1,633	21	(5)	1,649
Bath & Body Works Canada	103	-	-	103
Total Bath and Body Works	1,736	21	(5)	1,752

Victoria's Secret	703	-	(5)	698
PINK	143	-	-	143
Victoria's Secret Canada	23	1	-	24
PINK Canada	2	-	-	2
Victoria’s Secret Beauty and Accessories	36	1	(1)	36
Victoria’s Secret Greater China	26	-	-	26
Total Victoria's Secret	933	2	(6)	929

Total L Brands	2,669	23	(11)	2,681

Total Partner-Operated Stores:

	Stores at 1/30/21	Opened	Closed	Stores at 5/1/21

Bath & Body Works	270	14	(3)	281
Bath & Body Works – Travel Retail	18	-	-	18
Victoria’s Secret	103	1	-	104
PINK	17	-	-	17
Victoria’s Secret Beauty & Accessories	195	2	(1)	196
Victoria’s Secret Beauty & Accessories – Travel Retail	143	-	(2)	141
Total L Brands	746	17	(6)	757